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                                                                   Exhibit 99.1


                                         [NPC LOGO]

                                         NPC
                                         Consultants in Transaction Technology

NEWS RELEASE
                                         NPC
                                         One Oxmoor Place
                                         101 Bullitt Lane, Suite 450
                                         Louisville, Kentucky 40222

                                         Telephone 502.326.7000
                                         Fax 502.326.7146

FOR MORE INFORMATION CONTACT:

                     Thomas A. Richlovsky
                     Senior Vice President and Treasurer
                     National City Corporation
                     (216) 575-2126

                     FOR IMMEDIATE RELEASE


               SHOWALTER TAKES OVER NATIONAL PROCESSING CEO POST
               --------------------------------------------------


     LOUISVILLE, Kentucky--March 12, 1997--National Processing, Inc. (NYSE:NAP) announced today that Robert E. Showalter has been named president and CEO. Mr. Showalter's appointment is effective immediately.

     Mr. Showalter succeeds Tony G. Holcombe, who has resigned. Mr. Holcombe had been CEO of the company since 1994 and led its successful initial public offering in 1996. "Tony has contributed greatly to National Processing's growth over the last 11 years, including the start-up of the company's highly successful El Paso-Juarez facility," said William R. Robertson, Chairman of the Board. "He is a talented executive and we wish him well."

     Mr. Showalter has been a senior executive with National Processing's majority owner, National City Corporation, where he has built a reputation as a hands-on manager and innovative marketer. "Everywhere Bob goes, performance has improved dramatically and quickly," Mr. Robertson said. "He has an excellent understanding of both sales and the operations side of the payment processing industry."

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     Mr. Showalter is returning to Kentucky, where National Processing is headquartered, and where he managed the successful merger of two banks owned by National City in the Lexington market. In Lexington, Mr. Showalter established his reputation for streamlining operations while improving sales and customer service levels.

     In 1990, Mr. Showalter became president and CEO of National City's Toledo banking franchise. Using his superb marketing skills and his ability to find operational efficiencies, Mr. Showalter took the bank's earnings to new record levels and made it one of the most profitable units in the National City organization. He then moved on to National City's Akron bank, which also set new and higher standards for its performance under Mr. Showalter's management.


NATIONAL PROCESSING PROFILE
---------------------------

     National Processing is a provider of transaction processing services and customized processing solutions. Deploying technology and applications software, the Company provides products and value-added services, which include processing of card and check transactions for merchants, outsourcing of administrative and financial functions, and ticket processing and settlement for providers of travel-related services. National Processing is 85% owned by National City Corporation (NYSE:NCC), a banking and financial services company based in Cleveland, Ohio.